Exhibit 10.3

Confidential

ASSIGNMENT AND CANCELLATION AGREEMENT

This Assignment and Cancellation Agreement is dated as of September 29, 2026 (this “Agreement”), by and between MLC US Holdings LLC, a Delaware limited liability company (the “MLC Sub”), and Sierra Crest Investment Management LLC, a Delaware limited liability company (“SCIM”). Each of the foregoing is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Mount Logan Capital Inc., a Delaware corporation (“Mount Logan”), and SCIM entered into a Master Services Agreement, dated as of October 30, 2020 (the “Original Services Agreement”), pursuant to which Mount Logan agreed to provide to SCIM certain services related to SCIM’s investment advisory business in accordance with the terms and conditions therein;

WHEREAS, concurrently with the execution of the Original Services Agreement, SCIM entered into that certain Promissory Note, dated October 30, 2020, in favor of MLC Sub in the original principal amount of $15,000,000 (such note, the “Original SCIM Promissory Note”);

WHEREAS, Mount Logan contributed the Original Services Agreement, including all the rights and obligations of Mount Logan thereunder, to MLC Sub (the “MSA Contribution”) and in connection with the MSA Contribution, MLC Sub and SCIM (i) amended and restated the Original Services Agreement pursuant to an Amended and Restated Master Services Agreement, dated as of December 17, 2020 (the “A&R Services Agreement”) and (ii) amended and restated the Original SCIM Promissory Note on the same date (such amended note, the “A&R SCIM Promissory Note”);

WHEREAS, immediately prior to the effectiveness of this Agreement, SCIM served as the investment manager and/or adviser to Alternative Income Credit Fund, a Delaware trust (“ACIF”), pursuant to a management agreement between SCIM and ACIF (the “SCIM ACIF IMA”).

WHEREAS, pursuant to a transaction between ACIF and BC Partners Lending Corporation, a Maryland corporation (“BCPLC”) on the date hereof and immediately prior to the effectiveness of this Agreement, ACIF will be merged with and into BCPLC and the separate existence of ACIF will cease and the SCIM ACIF IMA will terminate concurrently with the consummation of such merger (such transaction, the “BCP ACIF Merger”);

WHEREAS, BC Partners Advisors L.P., a Delaware limited partnership (the “BCPA”), serves as the investment manager and/or adviser of certain funds/products managed or sponsored by BCPA or its affiliates, including BCPLC;

WHEREAS, following the consummation of the BCP ACIF Merger, BCPA will receive certain investment management, incentive and other fees in respect of the ACIF assets, together with such fees earned on unrelated assets, pursuant to BCPA’s existing amended and restated investment advisory agreement with BCPLC dated as of November 7, 2018 (as amended, the “BCPLC IMA”);

WHEREAS, concurrently with the effectiveness of this Agreement, BCPA and SCIM are entering into a Revenue Share Agreement (the “Revenue Share Agreement”) pursuant to which BCPA shall pay SCIM a share of the ongoing revenues to be received by BCPA pursuant to the BCPLC IMA following the termination of the SCIM ACIF IMA resulting from the BCP ACIF Merger; and

WHEREAS, in connection with the consummation of the foregoing transactions and as part of the settlement of outstanding liabilities between MLC Sub, SCIM and BCPA and their respective affiliates, SCIM desires to assign all of its rights, titles and interests in and to the Revenue Share Agreement (including the right to receive the Revenue Share Amount (as defined therein) to MLC Sub in satisfaction and cancellation of the A&R SCIM Promissory Note and following such assignment, the A&R SCIM Promissory Note shall be cancelled and all obligations thereunder shall be automatically cancelled and deemed satisfied in full without any further action on the part of any party thereto or hereto (such action, the “Assignment and Cancellation”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and subject to the terms and provisions set forth below, for good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Assignment and Cancellation. Effective immediately following the execution of the Revenue Share Agreement and payment of all accrued and unpaid interest under the A&R SCIM Promissory Note due as of September 29, 2026, SCIM hereby assigns all of its rights, titles and interests under the Revenue Share Agreement (including all of SCIM’s rights to receive the Revenue Share Amount) to MLC Sub in satisfaction of all outstanding obligations under the A&R SCIM Promissory Note (which, for the avoidance of doubt, is limited to repayment of the outstanding principal amount thereunder), and MLC Sub hereby accepts and receives such assignment of all such rights, titles and interests and in exchange thereof, MLC Sub agrees to cancel the A&R SCIM Promissory Note and MLC Sub acknowledges and agrees that all obligations under the A&R SCIM Promissory Note are automatically cancelled and deemed satisfied in full without any further action on the part of any party thereto or hereto.

2.Termination of A&R Services Agreement and Satisfaction of Obligations Thereunder. Each of MLC Sub and SCIM hereby acknowledges and agrees that (i) the First A&R Services Agreement shall terminate pursuant to its terms concurrently with the consummation of the BCP ACIF Merger and (ii) any outstanding and unpaid amounts due to or from MLC Sub and SCIM, as applicable, under the A&R Services Agreement as of such termination shall not be forgiven as a result of such termination and shall be promptly paid by each applicable party; provided, that in the case of any unpaid amount due from MLC Sub to SCIM, such amount shall be repaid on a quarterly basis by way of an offset against a percentage of the Revenue Share Amount due to MLC Sub for each such quarterly period following the date of this Agreement as determined by MLC Sub (such percentage to initially equal 33.33%) until paid in full and SCIM agrees to the repayment of any such unpaid amount in accordance with such schedule. For the avoidance of doubt, each of MLC Sub and SCIM hereby acknowledges and agrees that as of September 30, 2026, after taking into account the Quarterly Fee Payment (as defined in the A&R Services Agreement) due to MLC Sub for such quarterly period then-ended and the offset of any Designated Expenses (as defined in the A&R Services Agreement) by SCIM for such quarterly period (including any interest paid by SCIM under the A&R SCIM Promissory Note) as permitted by Section 2(c) of the A&R Services Agreement, the Parties’ initial calculation of the net outstanding unpaid amount due under the A&R Services Agreement upon termination is $3,386,995.41 payable to SCIM; provided, that MLC Sub and SCIM agree that such amount shall be mutually confirmed and agreed prior to the repayment of such amount by way of offset against the Revenue Share Amount as provided in this Section 2.

3.Representations and Warranties of the Parties. Each Party, severally and not jointly, represents and warrants to each other Party as follows:

a.Authorization; Enforceability. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes the valid and legally binding obligation of such Party and is enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

b.No Conflicts. The execution and delivery of this Agreement and the other documents contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by such Party will not (i) violate or conflict with or result in a breach of or default under any provision of any law, statute, rule, regulation, order, permit, bylaw, enactment, ordinance, directive, judgment, injunction, decree or other decision of any Governmental Authority (as defined below) (each a “Law” and, collectively, “Laws”); (ii) constitute (with or without due notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration payment or cancellation under or permit any party to terminate under any material contract, agreement, indenture, mortgage, note, bond, license or other instrument or obligation of the Party or by which the assets of the Party may be bound or subject; or (iii) require any material authorization, consent, order, approval, filing, registration, exemption or other action by, or notice to, any court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency (a “Governmental Authority”).

4.Miscellaneous.

a.Execution in Counterparts – This Agreement may be executed in several counterparts, each of which shall constitute an original but which together shall constitute one instrument. Executed facsimile and email copies of this Agreement shall constitute a binding agreement for all purposes.

b.Amendment and Waiver – This Agreement may be amended only by an instrument in writing executed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party (or parties) against whom such waiver is sought to be enforced.

c.Relationship between the Parties – Nothing set forth in this Agreement shall constitute, or be construed to create, an employment relationship, a partnership, a joint venture or any other kind of relationship or association between the parties.

d.Severability – If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain enforceable to the extent permissible.

e.Choice of Laws, Jurisdiction, Venue & Waiver of Jury Trial – This Agreement shall be construed in accordance with the laws of the State of Delaware. Any legal action or other proceeding brought for the enforcement of this Agreement or because of an alleged breach, dispute, default or misrepresentation regarding any provision of this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware located in New Castle County, Delaware), and each Party irrevocably submits to the jurisdiction of each such court in any such proceeding, and waives any objection it may now or after the date of this Agreement have to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Party (i) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) certifies that it makes this waiver voluntarily and (iii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 4(e).

f.Status of the Parties – Nothing in this Agreement is intended to, or will, create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties.

g.Entire Agreement – This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, whether written or oral, between the parties relating to the subject matter hereof entered into prior to this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

MLC US HOLDINGS LLC

By:	/s/ Brandon Satoren
	Name:	Brandon Satoren
	Title:	Chief Financial Officer

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Henry Wang
	Name:	Henry Wang
	Title:	Authorized Signatory
[Signature Page to Assignment and Cancellation Agreement]